Exhibit 10.19

PHYSICIAN EMPLOYMENT AGREEMENT

by and between

Apollo Medical Group, Inc. (“Group”)

and

Andrew Diamond, MD. (“Physician”)

PHYSICIAN EMPLOYMENT AGREEMENT

THIS PHYSICIAN EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 1, 2007 (the “Execution Date”), by and between Apollo Medical Group DBA Metropolitan Medical Group, a California professional medical corporation (“Group”), and Andrew Diamond MD an individual (“Physician”). Group and Physician are sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

RECITALS

A. Group is a professional medical corporation that provides professional medical services (the “Services”) at its offices located at 2 Embarcadero and 110 Sutter St #200, San Francisco, CA 94104 (the “Offices”).

B. Group desires to employ Physician, and Physician is qualified and desires to provide the services described in this Agreement, upon the terms and conditions set forth in this Agreement.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I.

PROFESSIONAL SERVICE OBLIGATIONS

1.1 Duties of Physician. Group hereby employs Physician, and Physician hereby accepts employment with Group to provide the Services at the Offices as described in Exhibit 1.1 in accordance with the Group’s Operational Standards.

1.2 Schedule of Availability. Physician shall be available for Services, in addition to night and weekend call coverage in accordance with Exhibit 1.2.

1.3 Nondiscrimination. Physician shall not differentiate or discriminate in performing the Services on the basis of race, sexual orientation, color, national origin, ancestry, sex, marital status, age or on any basis prohibited by applicable law.

ARTICLE II.

PROFESSIONAL QUALIFICATIONS AND STANDARDS

2.1 Professional Qualifications. Physician shall be duly licensed and qualified to practice medicine in the State of California.

2.2 Performance Standards Physician shall comply with all bylaws, policies, rules and regulations of Group.

2.3 Continuing Medical Education. Physician shall participate in continuing education as necessary to maintain licensure, professional competence and skills commensurate with the standards of the medical community and as otherwise required by the medical profession. In certain circumstances, Group may also require Physician to attend supplemental training courses relating to the provision of such services.

2.4 Programs. Physician shall participate in and abide by any quality assurance, grievance procedure, peer review, confidentiality or credentialing programs and systems which Group may establish and maintain.

ARTICLE III.

ADMINISTRATIVE OBLIGATIONS

3.1 Use of Offices. Physician shall not use any part of the Offices for any purpose other than the performance of the Services or other duties and obligations set forth in this Agreement. Physician shall abide by all terms, conditions and limitations on the use of the Offices adopted by Group from time to time.

3.2 Administrative Compliance. Physician shall cooperate and comply with the policies and procedures of Group applicable to client relations, scheduling, billing, collections and other administrative matters, and shall cooperate with efforts to bill and collect fees for the Services rendered by Physician.

3.3 Notification of Certain Events. Physician shall notify Group in writing within twenty-four (24) hours after the occurrence of any one or more of the following events:

(a)	The medical staff membership or clinical privileges of Physician at any hospital are denied, suspended, restricted, revoked or voluntarily relinquished;

(b)	Physician becomes the subject of any suit, action or other legal proceeding arising out of the professional services rendered by Physician;

(c)	Physician is required to pay damages or any other amount in any malpractice action by way of judgment or settlement;

(d)	Physician becomes the subject of any disciplinary proceeding or action before any state’s medical board or similar agency responsible for professional standards or behavior;

(e)	Physician’s loss, either temporarily or permanently, of any governmental license reasonably considered by Group to be essential to the performance of Physician’s duties;

(f)	Physician becomes incapacitated or disabled from practicing medicine; or

(g)	Any act of nature or any other event occurs which adversely affects Physician’s ability to perform the Services.

ARTICLE IV.

COMPENSATION AND BENEFITS

4.1 Compensation. In exchange for Physician’s performance of the Services under this Agreement, Group shall pay to Physician the compensation in the amount, manner and method of payment set forth in Exhibit 1.3 (“Compensation”).

4.2 Employee Benefits. Group shall provide to Provider, when eligible, those employee benefits described in Exhibit 1.4.

4.3 Expenses During the employment term, Group shall reimburse Physician for reasonable out-of-pocket expenses incurred by Physician in conjunction with Group’s business, subject to Group’s policies in effect from time to time. Physician shall maintain records and submit evidence of the cost of such expenses and the purpose for such expenses in accordance with Group’s policies in effect from time to time.

4.4 Employment Tax Withholding. Group shall have the right to collect or withhold from compensation due to Physician under this Agreement any and all taxes and assessments required by applicable federal, state and local withholding rules for all cash payments made pursuant to this Agreement.

4.5 Other Compensation Received by Physician. Any fees or other consideration paid or given to Physician in return for services relating to the Services, other than compensation from Group pursuant to this Agreement, shall belong to Group. Physician shall remit to Group any such fees or other consideration received by Physician within three (3) days of receipt.

ARTICLE V.

TERM AND TERMINATION

5.1 Term of Employment. Group shall employ Provider commencing September 17, 2007 (the “Effective Date”), subject to the termination provisions of this Agreement and the availability of the Offices.

5.2 Termination by Either Party. Either Party may terminate this Agreement, with or without cause, at any time twelve (12) months after the Effective Date, upon ninety (90) days prior written notice to the other Party.

5.3 Termination by Group. Group shall have the right to terminate this Agreement at any time upon the occurrence of any one or more of the following events:

(a)	Breach of this Agreement by Physician where such breach is not corrected within thirty (30) calendar days after Group gives written notice of such breach to Physician;

(b)	Death, incapacity or permanent disability of Physician;

(c)	Physician’s voluntary retirement from the practice of medicine;

(d)	Physician commits an act of dishonesty, fraud, misrepresentation, other acts of moral turpitude or any act with intent to injure Group, Administrator, or any of their affiliates;

(e)	Physician’s loss, either temporarily or permanently, of any governmental license reasonably considered by Group to be essential to the performance of Physician’s duties;

(f)	Neglect of professional duty by Physician in a manner that violates Group’s policies, rules and regulations; or

(g)	Physician is rendered unable to comply with the terms of this Agreement for any reason.

5.4 Termination by Physician. Physician shall have the right to terminate this Agreement at any time upon the occurrence of any one or more of the following events:

(a)	Breach of this Agreement by Group where such breach is not corrected within thirty (30) calendar days after Physician gives written notice of such breach to Group; or

(b)	Group is rendered unable to comply with the terms of this Agreement for any reason.

5.5 Termination or Modification in the Event of Government Action.

(a)	If the Parties receive notice of any Action, the Parties shall attempt to amend this Agreement in order to comply with the Action.

(b)

If the Parties, acting in good faith, are unable to agree to the amendments necessary to comply with the Action, or, alternatively, if either Party determines in good faith that compliance with the Action is impossible or infeasible, this Agreement shall terminate ten (10) calendar days after one Party notices the other of such fact.

(c)

For the purposes of this Section, “Action” shall mean any legislation, regulation, rule or procedure passed, adopted or implemented by any federal, state or local government or legislative body or any private agency, or any notice of a decision, finding, interpretation or action by any governmental or private agency, court or other third party which, in the opinion of counsel to Group, if or when implemented, would result in the arrangement between the Parties under this Agreement to:

(i)	prevent Physician from being able to access and use the Offices;

(ii)	prohibit Group or any Affiliate of Group from billing for services provided to clients referred by Physician; or

(iii)

subject Group, Physician or any Affiliate of Group, or any of their respective employees or agents, to civil or criminal prosecution on the basis of their participation in executing this Agreement or performing their respective obligations under this Agreement.

(d)	For the purposes of this Section, “Affiliate” shall mean any organization which, directly or indirectly, controls, is controlled by, or is under common control with Group.

5.6 Rights Upon Termination. Upon any termination or expiration of this Agreement, all rights and obligations of the Parties shall cease except those rights and obligations that have accrued or expressly survive such termination.

5.7 Return of Property. Upon any termination or expiration of this Agreement, Physician shall immediately return to Group all of Group’s property, including Group’s equipment, supplies, furniture, furnishings, files and patient lists, which is in Physician’s possession or under Physician’s control.

5.8 Clinical Records. All client records, charts and files for clients of Group treated by Physician shall be and shall remain the property of Group. Upon any termination or expiration of this Agreement, Physician shall not be entitled to keep or preserve any such records, charts and records provided, however, that any client may specifically request a copy of his or her records to be provided to Physician at Physician’s cost. In no event shall Physician be entitled to the records, charts or files of clients not specifically treated by Physician while an employee of Group.

ARTICLE VI.

RELATIONSHIP BETWEEN THE PARTIES

6.1 Non-Competition. Physician shall not engage or participate in any business that is competitive in any manner whatsoever with the business of Group, or, directly or indirectly, render any professional or administrative services to any person or organization (except Group), whether as a partner, shareholder, officer, director, employee, contractor or otherwise, except in the event of an emergency or the prior written consent of Group.

6.2 Prohibition Against Solicitation. Physician covenants and agrees that, for a period of one (1) year immediately following any termination or expiration of this Agreement, Physician shall not directly or indirectly call on, solicit, take away, or attempt to call on, solicit or take away, any of Group’s clients, either for Physician’s benefit or for any other person, firm, or corporation. Physician also covenants and agrees that, for a period of one (1) year immediately following any termination or expiration of this Agreement, Physician shall not employ, hire or retain, or attempt to employ, hire or retain, any person who was an employee or independent contractor associated with Group at any time during the six (6) months preceding the termination or expiration of this Agreement.

6.3 Trade Secrets. During the term of this Agreement, Physician will have access to and become acquainted with confidential information and trade secrets of Group, including information and data relating to contracts and accounts, clients, patients, patient groups, patient lists, billing practices and procedures, business techniques and methods, strategic plans, operations and related data (collectively, “Trade Secrets”). All Trade Secrets are the property of Group and used in the course of Group’s business, and shall be proprietary information protected under the Uniform Trade Secrets Act. Physician shall not disclose to any person or entity, directly or indirectly, either during the term of this Agreement or at any time thereafter, any Trade Secrets, or use any Trade Secrets other than in the course of providing the Services under this Agreement. All documents that Physician prepares, or Trade Secrets that might be given to Physician in the course of providing the Services under this Agreement, are the exclusive property of Group, and, without the prior written consent of Group, shall not be removed from Group’s premises. This provision shall survive termination of this Agreement.

6.4 Freedom to Contract. Physician represents that [he] [she] is free to enter into this Agreement, that [he] [she] has not made and will not make any agreements in conflict with this Agreement, and that the confidentiality and non-competition provisions contained in this Article VI do not impair [his] [her] ability to earn a living in [his] [her] profession.

6.5 Equitable Relief. Physician hereby acknowledges that the breach by Physician of any provision of this Article would result in irreparable harm to Group, the amount and nature of which cannot be reasonably or adequately compensated for in monetary damages. Physician therefore agrees that Group, in addition to any rights or remedies which Group may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach by Physician of any provision of this Article.

ARTICLE VII.

GENERAL PROVISIONS

7.1 Amendment. This Agreement may be modified or amended only by mutual written agreement of the Parties. Any such modification or amendment must be in writing, dated, signed by the Parties and attached to this Agreement.

7.2 Dispute Resolution. Any dispute involving Group’s standard payroll practices, construction or application of this Agreement, or any claims related to Physician’s employment, including without limitation any civil rights and discrimination claims, shall be submitted to and settled by final and binding arbitration in California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then existing, and judgment on the arbitration award may be entered into any court having jurisdiction over the subject matter of the controversy.

7.3 Assignment. Except for assignment by Group to an entity owned, controlled by, or under common control with Group, neither Party may assign any interest or obligation under this Agreement without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

7.4 Attorneys’ Fees. If either Party brings an action for any relief or collection against the other Party, declaratory or otherwise, arising out of the arrangement described in this Agreement, the losing Party shall pay to the prevailing Party a reasonable sum for attorneys’ fees and costs actually incurred in bringing such action, including fees incurred in arbitration, at trial, on appeal and on any review therefrom, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment. For the purpose of this Section, attorneys’ fees shall include fees incurred in connection with discovery, post judgment motions, contempt proceedings, garnishment and levy.

7.5 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

7.6 Compliance With Laws. Physician shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments, including laws that require Physician to disclose any economic interest or relationship with Group.

7.7 Confidentiality. Neither Party shall disclose this Agreement or any of its terms to any person or entity, other than its attorneys and accountants, without the prior written consent of the other Party, unless and only to the extent such disclosure is required by law.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.9 Entire Agreement. This Agreement is the entire understanding and agreement of the Parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the Parties. No other understanding between the Parties shall be binding on them unless set forth in writing, signed and attached to this Agreement.

7.10 Exhibits. The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

7.11 Force Majeure. Neither Party shall be liable for nonperformance or defective or late performance of any of its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such Party’s control, including acts of God, war (declared or undeclared), action of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes or similar nonperformance or defective performance or late performance of employees, suppliers or subcontractors.

7.12 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

7.13 Notices. All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL). In each case, notice shall be delivered or sent to:

If to Group, addressed to:

Apollo Medical Group, Inc.

110 Sutter St #200

San Francisco, CA 94104

Attention: Thomas Lee MD

If to Physician, addressed to:

Andrew Diamond

652 Guerrero St.

San Francisco, CA 94110

Attention:

7.14 Severability. If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement, and such severance shall have no effect upon the enforceability of the remainder of this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

7.15 No Third-Party Beneficiary Rights. Except as to Administrator, the Parties do not intend to confer and this Agreement shall not be construed to confer any rights or benefits to any person, firm, group, corporation or entity other than the Parties.

7.16 Waiver. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted by a Party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

7.17 Non-Disparagement. During the term of this Agreement as well as at any time thereafter, Physician shall not knowingly or intentionally make any statement or perform any act which in any way would disparage or injure any interest of Group or Administrator, or be detrimental to Group’s relationships and dealings with existing or potential customers, clients or employees.

The Parties have executed this Agreement on the date first above written.

GROUP

Apollo Medical Group, Inc., a California professional medical corporation

/s/ Thomas Lee
By	Thomas Lee
Its	President

PHYSICIAN

/s/ Andrew S. Diamond

Exhibit 1.1

SERVICES

1.	Physician shall directly provide the following Services to the Group’s clients:

a.	General medical care including office visits, minor procedures, telephone calls, e-mail, third party consultation, documentation, and overnight and weekend coverage

2.	Physician shall, at a minimum, meet the quality and service standards as described in the Operational Standards.

3.

Physician shall supervise the provision of the Services by Group’s ancillary health care professionals such as medical assistants, registered nurses, nurse practitioners and physician’s assistants (the “Care Team”). Activities will include:

a.	Developing standardized procedures and protocols to be followed by the Care Team in connection with the provision of the Services (the “Standardized Procedures”)

b.	Biannual review of the Care Team with respect to competence in providing the Services

c.	Biannual review of the Standardized Procedures

4.	Physician shall support the clinical and operational activities of other providers in the group by performing the following administrative duties:

a.

Supporting the development and implementation of improved care processes that improve provider efficiency including but limited to: process improvement initiatives; input on software design; development of clinical content, newsletters and databases; support and training of new providers; development of provider manuals

b.

Supporting the learning environment of the provider team including but not limited to: facilitating weekly learning seminars and grand rounds, developing clinical care guidelines, maintaining a robust evidence-based library

Exhibit 1.2

PHYSICIAN’S SCHEDULE

1.	The Physician’s schedule shall include the following elements:

a.

5 days per week; a minimum of four half-day (four hours each) clinical sessions per week; during periods of excess demand, clinical sessions may increase up to eight half-day clinical sessions per week

b.	On-call availability via mobile phone on nights and weekends

Exhibit 1.3

COMPENSATION

1. Compensation. Group shall pay to Physician an annual salary of $ 150,000 per year; less deductions for state and federal taxes and other government mandated withholdings for the Services provided at Apollo Medical Group, Inc.

2. Timing of Payment. Group shall pay the compensation to Physician on a biweekly basis.

Exhibit 1.4

EMPLOYEE BENEFITS

1.	Eligibility. Physician shall be eligible for the following employee benefits upon joining the group.

2.

Vacation. Physician shall receive 10 days of paid time off plus holidays during the first year of service, then 15 days of paid time off in years 2-4, then 20 days of paid time off in years 5 and thereafter.

3.	Holidays. Physician shall not work in the Offices on New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

4.	Malpractice Expenses and Fees. Group shall pay Physician’s malpractice expense for services provided for the Group, as well as hospital and professional society fees.

5.	CME. Group shall pay Physician up to $2,500 per year for CME travel, lodging and fees.

6.	Health, Dental and Vision Insurance. Group shall provide a health, dental and vision insurance program for the Physician.